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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (Agreement) dated this 13th of March, 1998, made and entered into by and between Medley Credit Acceptance Corp., a Delaware corporation (hereinafter referred to as Buyer) and Irwin Gross (hereinafter referred to as Seller). (Throughout this Agreement, the Buyer and Seller may be referred to collectively as "PARTIES" for convenience.)

                                  WITNESSETH:

         WHEREAS, the Seller is the owner of 200,000 shares of the authorized, issued and outstanding common stock of Americal Investment Management, Inc., a Florida Corporation (Corporation), which stock ownership interest represents One Hundred (100%) percent of all of the authorized, issued and outstanding common stock of Corporation, and

         WHEREAS, Corporation is engaged in the business of marketing and selling financial services of ail kinds and descriptions including but not limited to insurance annuities, and securities, and

         WHEREAS, Buyer is desirous of purchasing from Seller 80% of the authorized common stock of the Corporation (the "Shares") and the Seller is desirous of selling same to the Buyer, and

         WHEREAS, Seller is a key employee of Corporation and the Buyer desires for Seller to remain in the employ of Corporation as it's president in order to develop the corporation as a financial services subsidiary of the Buyer, and

         WHEREAS, the Parties are desirous of documenting their representations, warranties, covenants, agreements and conditions relating to the purchase and sale into a written agreement.

         NOW, THEREFORE, in consideration a mutual promises and covenants herein contained and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

         1. RECITALS: The above and foregoing and true and correct and are incorporated herein.

         2. SALE AND TRANSFER OF STOCK: The Seller shall sell, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from the Seller 80% of the authorized, issued and outstanding common stock of the Corporation, consisting of 160,000 shares having .001 par value per share.


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         3. CLOSING DATE: The closing of the purchase and sale contemplated by this Agreement shall take place on March 15, 1998 ("CLOSING DATE"), at the offices of MAYNARD J. HELLMAN, ESQ., 1100 Ponce de Leon Blvd., Coral Gables, FL 33134, or at such other time and place as shall be set forth in a writing signed by the parties hereto, provided that all of the conditions precedent as hereinafter set forth have been met.

         4. PURCHASE PRICE AND METHOD OF PAYMENT: The purchase price for the Shares shall be the sum of One Thousand Dollars ($1000.00). The purchase price shall be paid in a cashier's check or attorney's trust account check or such other method as is acceptable by the Seller at the time of closing.

         5. BUYER'S OBLIGATION TO ACQUIRE BALANCE OF THE SELLER'S SHARES IN EXCHANGE FOR STOCK: Provided Seller has not exercised his right to reacquire from the Buyer the Shares as described in Paragraph 6 hereof and the Seller is still in the employ of the Corporation, the Buyer shall be obligated upon the written request of the Seller to exchange common shares of the Buyer for the common shares of the Seller as follows:

                           13th Month 13,000 Shares
                           25th Month 13,000 Shares
                           37th Month 14,000 Shares

6. SELLER'S RIGHT TO REACQUIRE SHARES:

                  A. In the Twelfth Month: At any time before the end of the twelfth month following the closing of this transaction, the Seller shall have the right upon written notice to the Buyer to reacquire the Shares in the Corporation upon the payment to the Buyer of an amount equal to sixty-five percent (65%) of the net paid in capital reflected upon the books of the Corporation, through the date of Closing. Upon receipt of the Seller's written notice to reacquire, the closing shall take place within thirty (30) days thereafter and the provisions set forth in Paragraph 5 shall become void and of no further force and effect.

                  B. In the 24th Month: At anytime before the end of the 24th month following the closing of this transaction, the Seller shall have the right to reacquire all of the Shares owned by the Buyer in the Corporation upon the following terms:

                           (1) The Seller shall give written notice to the
Buyer that he desires to reacquire the Shares owned by the Buyer.

                           (2) The closing shall take place within thirty (30)
days of the Buyer's receipt of notice.

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                           (3) The Seller shall return to the Buyer the
Seller's common shares previously exchanged pursuant to Paragraph 5 above.

                           (4) The Seller shall pay to the Buyer a sum of money
computed pursuant to the following formula:

                   Gross sales during the preceding 12 months
                          X 10% X 3.2 = Cash Payment

         7. REPRESENTATIONS AND WARRANTIES OF SELLER: The Seller represents and warrants to the Buyer as follows:

                  A. The Corporation is a validly existing corporation in your standing under the laws of the State of Florida and is validly conducting business pursuant to the laws of the State of Florida.

                  B. The Seller has the power to enter into and carry out its obligations under this agreement.

                  C. The Corporation holds all licenses necessary to conduct the business of the Corporation and complies with all laws, rules and regulations presently established by any governmental agency in connection with same.

                  D. The shares of capital stock being sold by the Seller to the Buyer are fully paid and non-accessible capital stock of the Corporation.

                  E. The aggregate number of shares that the corporation is authorized to have issued and outstanding at the present time is the sum of 200,000 shares of Common Stock and that all of said shares are issued and presently outstanding and held in the name of the Seller and said shares are the only class of shares authorized.

                  F. The Seller is and will be on the closing date the owner of all of the authorized, issued and outstanding shares of common stock of the Corporation free and clear of any and all liens and encumbrances.

                  G. That as of the date of executing this Agreement as well as on the date of closing the Corporation shall have no debts, liabilities cr obligation for which payment needs to be made unless otherwise set forth on Exhibit "A", attached to this Agreement.

                  H. Seller does not have any knowledge of any basis for the assertion of any material liability against the Corporation.


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                  I. The Seller is not subject to any Order, Judgment, Decree,
Stipulation or any other Agreement with any other governmental body or agency with respect to the Corporation unless set forth in this Agreement.

                  J. The Corporation is not a party to any long term contract or commitment unless specifically set forth in this Agreement on Exhibit "B" attached hereto.

                  K. The Corporation has not received notice nor have any claims been made against the Corporation by any governmental authority to the effect that the Corporation or the business of the Corporation fails to comply in any material respect with any law, rule, regulation or ordinance or that a licensed, permit or order which is not in the possession of the Corporation is necessary for the Corporation to conduct its business.

                  L. On the day of closing the Seller will have the full and unrestricted legal and equitable title to the shares of the capital stock of the Corporation.

                  M. Any action required to be taken by the Corporation in order to complete the transaction contemplated in this Agreement has been or will be by the closing date duly approved by the Board of Directors of the Corporation and it's shareholders, if required.

                  N. The Seller represents that there are no liabilities, including but not limited to liabilities for Federal, State and local taxes, penalties, assessments, lawsuits or claims against the Corporation or Seller whether such liabilities, suits or claims are contingent or absolute, direct or indirect, matured or unmatured, which could in any way effect the shares being conveyed hereunder, the assets of the Corporation or the Corporation in its ability to conduct business.

                  O. The Articles of Incorporation, By-Laws and minute book of the Corporation are complete and accurate and reflect all proceeding of the shareholders and directors of the Corporation through the date cf this agreement.

                  P. The books of account of the business have been maintained in accordance with generally accepted accounting principles and accurately reflect in all material respects all items of income and expenses, and all of the assets and liabilities of the Corporation.

         The representations and warranties set forth above shall survive the closing.


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         8. CONDITIONS PRECEDENT TO CLOSING: The Buyer's obligation to close the transaction contemplated by this Agreement is subject to the following conditions:

                  A. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects on the closing date, with the same effect as though such representations and warranties had been made on and as of the closing date.

                  B. Any and all agreements to be performed by the Seller prior to the closing date have been performed.

         9. INDEMNIFICATION BY SELLER: Subject to the items disclosed in this Agreement the Seller agrees to indemnify and hold harmless the Buyer against any and all damages resulting from any material breach of any representation, warranty or agreement set forth in this Agreement, or any untruth or inaccuracy thereof. In addition, the Seller shall indemnify and hold the Corporation harmless against any and all damages resulting from any act of the Corporation, it's officers, shareholders and directors occurring prior to the closing of the transaction contemplated by this Agreement. This indemnity shall survive the closing of this transaction.

         10. INSTRUMENTS AND DOCUMENTS TO BE DELIVERED AT CLOSING: The Seller agrees to provide to the Buyer at the time of closing the following:

                  A. Certificates representing the Shares purchased duly endorsed by the Seller in favor of the Buyer with all required transfer tax stamps affixed.

                  B. All books and records of the Corporation.

                  C. A list of all licenses maintained by the Corporation to conduct Corporation business together with a list of all licenses the Corporation may require to conduct its business in the future.

                  D. An Affidavit of the Seller affirming the fact that warranties and representations of the Seller are true and correct on the date of closing.

         11. COVENANTS AND FURTHER ASSURANCES: From time to time after the closing date, at either parties reasonable request and without expense to the other party, each parties agrees to execute and deliver such other instruments and take such other actions as the


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requesting party may reasonably require to more effectively carry out the intent of this Agreement.

         12. EMPLOYMENT OF SELLER: The Corporation simultaneously with the closing of this transaction shall enter into a written employment agreement with the Seller upon the terms and conditions set forth in Exhibit "C" attached hereto.

         13. SELLER'S RIGHT TO ATTEND BOARD MEETINGS OF BUYER: The Seller as the chief executive officer of a subsidiary of the Buyer shall have the right to attend all Board of Directors meetings of the Buyer. Further, when the Board of the Buyer is enlarged, the Seller will be given consideration for a seat on the Board.

         14. NOTICES: Except as otherwise stated, ail notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid first class mail, registered or certified or by duly recognized overnight carrier as follows:

         To the Seller:             IRWIN GROSS
                                    2100 Ponce de Leon Boulevard
                                    Suite 1050
                                    Coral Gables, Florida 33134

         To the Buyer:              MEDLEY CREDIT ACCEPTANCE, CORP.
                                    Attn: Robert Press, President
                                    1100 Ponce de Leon Blvd.
                                    Coral Gables, FL 33134

with copies to                      MAYNARD J. HELLMAN, ESQ.
                                    1100 Ponce de Leon Blvd.
                                    Coral Gables, FL 33134

13. MISCELLANEOUS PROVISIONS:

                  A. Construction: This Agreement shall be construed and enforced under the laws of the State of Florida. In the event any provision of this Agreement shall be declared invalid by a court of competent jurisdiction, said invalidity shall not invalidate the Agreement as a whole, but said Agreement shall be construed as if the invalidated provision was omitted from the Agreement.

                  B. Entire Agreement: This Agreement supersedes and cancels any and all other contracts referring to the subject matter herein. No modifications, alteration or waiver of this Agreement shall be effective unless in writing, executed by the parties hereto.


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                  C. Assignability: This Agreement shall inure to the
benefit of the Parties, their successors and assigns

                  D. Counterparts: This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which counterparts collectively shall constitute one instrument representing the Agreement between the Parties hereto.

                  E. Captions: Captions of the various sections contained in this Agreement are intended to be used solely for convenience of the Parties and are not intended, nor are they deemed to modify, or explain or to be used as an aid in the construction of any of the provision of this Agreement.

         IN WITNESS WHEREOF, the Parties have hereunto set their hands and seals.

         DATED as to the BUYER, this 13th day of March, 1998.

                                     MEDLEY CREDIT ACCEPTANCE CORP.

                                     BY:    Robert Press
                                         ---------------------------------

         DATED as to the SELLER, this 13th day of March, 1998.

                                     IRWIN GROSS


                                          Irwin Gross
                                     -------------------------------------



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